Exhibit 10.2

EMPLOYMENT AGREEMENT

This Agreement is made effective as of the              day of                     , 200     by and between Oritani Savings Bank, a savings bank organized under the laws of the State of New Jersey (the “Bank”), with its principal executive office at 370 Pascack Road, Township of Washington, New Jersey, and                      (the “Executive”). References to the Company shall mean Oritani Financial Corp., which owns all of the capital stock of the Bank, and references to the MHC shall mean Oritani Financial Corp., MHC, a mutual holding company that owns all of the capital stock of the Company.

WHEREAS, the Bank recognizes the substantial contribution Executive has made to the Bank and wishes to assure itself of the continued services of Executive for the period provided in this Agreement; and

WHEREAS, Executive is willing to continue to serve in the employ of the Bank on a full-time basis for said period.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES

During the period of his employment hereunder, Executive agrees to serve as                      of the Bank. During said period, Executive also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Bank. Failure to reelect Executive as                      of the Bank without the consent of the Executive during the term of this Agreement, shall constitute an Event of Termination.

2.	TERMS AND DUTIES

(a) The period of Executive’s employment under this Agreement shall begin as of the date first above written and shall continue for a period of twenty-four (24) full calendar months thereafter. Commencing on the first anniversary date of this Agreement, and continuing at each anniversary date thereafter, the Agreement shall renew for an additional year such that the remaining term shall be twenty-four (24) months unless written notice of non-renewal is provided to Executive at least ten (10) days and not more than thirty (30) days prior to any such anniversary date. In the event that notice of non-renewal is provided, the Executive’s employment shall cease at the end of twenty-four (24) months following such anniversary date.

(b) During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Bank; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business companies or business organizations, which, in such Board’s judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive’s duties pursuant to this Agreement (it being understood that membership in social, religious, charitable or similar organizations does not require Board approval pursuant to this Section 2(b)).

3.	COMPENSATION AND REIMBURSEMENT

(a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b). The Bank shall pay Executive as compensation a salary of not less than $                     per year (“Base Salary”). Such Base Salary shall be payable biweekly. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually, and the Board may increase, but not decrease, Executive’s Base Salary (any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement). In addition to the Base Salary provided in this Section 3(a), the Bank shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent officers and full-time employees of the Bank.

(b) The Bank will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Bank will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder (except to the extent that such benefits are changed in their application to all employees). Without limiting the generality of the foregoing provisions of this Section 3(b), Executive will be entitled to participate in or receive benefits under any employee benefit plans, including but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses in accordance with Bank practices in effect from time to time (and he shall be entitled to a pro rata payment of incentive compensation or bonus as to any year in which a termination of employment occurs, other than termination for Cause). Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

(c) In addition to the Base Salary provided for by Section 3(a), the Bank shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine in accordance with standards set by the Board of Directors. [Without limiting the foregoing, the Bank shall provide the Executive with an automobile suitable to the position of                                  of the Bank, and such automobile may be used by the Executive in carrying out his duties under this Agreement, including commuting between his residence and his principal place of employment, and other personal use. The Bank shall reimburse the Executive for the cost of maintenance and servicing such automobile, including without limitation, gasoline and oil for such automobile, and for all income taxes due on account of his personal use of the automobile.] The Bank shall reimburse the Executive for his ordinary and necessary business expenses, including, without limitation, [fees for memberships in a country club, a health club, and such other clubs and organizations as the Executive and the Board shall mutually agree are necessary and appropriate for business purposes], and travel and entertainment expenses, incurred in connection with the performance of his duties under this Agreement, upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require.

(d) Each year the Executive shall be entitled to vacation time of                      weeks, during which time his compensation shall be paid in full. In the event that Executive shall not take four weeks of vacation in any calendar year, he shall be paid on or before December 31 of each such year an amount equal to the unused vacation time, on a per diem basis at the rate of Base Salary then in effect.

4.	PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

(a) The provisions of this Section 4 shall apply upon the occurrence of an Event of Termination (as herein defined) during the Executive’s term of employment under this Agreement. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following:

(i)	the termination by the Bank of Executive’s full-time employment hereunder for any reason other than (A) Disability, death or Retirement, as defined in Section 6 hereof, (B) following a Change in Control, as defined in Section 5(a) hereof, or (C) Termination for Cause as defined in Section 7 hereof; or

(ii)	Executive’s resignation from the Bank’s employ, upon any

(A)	failure to elect or reelect or to appoint or reappoint Executive as of the Bank during the term of this Agreement in accordance with Section 2(a) hereof.

(B)	material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1 hereof.

(C)	a relocation of Executive’s principal place of employment by more than 30 miles from its location at the effective date of this Agreement, or a material reduction in the benefits and perquisites to Executive from those being provided as of the effective date of this Agreement,

(D)	liquidation or dissolution of the Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive, or

(E)	breach of this Agreement by the Bank.

Upon the occurrence of any event described in clauses (ii) (A), (B), (C), (D) or (E) of this Section 4(a), Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than fourteen (14) days prior written notice to the Bank, which notice must be given by Executive within four calendar months after the initial event giving rise to said right to elect, which shall be determined to constitute an “Event of Termination.” Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank, Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section 4 by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (ii) (A), (B), (C), (D) and (E) of this Section 4(a).

(b) Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 8, the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a cash payment equal to two (2) times the sum of (i) highest rate of Base Salary (Base Salary shall include any salary deferred by Executive under a 401(k) or nonqualified deferred compensation plan) paid to the Executive during the term of this Agreement, and (ii) the highest annual cash bonus paid to Executive with respect to any of the three completed fiscal years prior to the Event of Termination; Provided however, that if the Bank is not in compliance with its minimum capital requirements or if such payments would cause the Bank’s capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Bank is in capital compliance. At the election of Executive, which election is to be made on an annual basis during the month of January (or within thirty days of the execution of this Agreement as to the first year of the Agreement), and which election is irrevocable for the year in which made and upon the occurrence of an event of Termination, such payment shall be made in a lump sum or paid monthly during the remaining term of this Agreement following Executive’s termination. In the event that no election is made, payment to Executive will be made in a lump sum. Such payments shall not be reduced for failure to mitigate damages or in the event Executive obtains other employment following termination of employment.

(c) Upon the occurrence of an Event of Termination, the Bank will cause to be continued life, medical, dental and disability insurance coverage for a period of twenty-four months, or if applicable as provided in the Oritani Savings Bank nonqualified senior officers medical benefit plan.

5.	CHANGE IN CONTROL

(a) No benefit shall be payable under this Section 5 unless there shall have been a Change in Control of the Bank, as set forth below. For purposes of this Agreement, a “Change in Control” of the Bank shall mean: (i) an event of a nature that results in a Change in Control of the Bank within the meaning of the Change in Bank Control Act, as administered by the Federal Deposit Insurance Corporation (the “FDIC”) (or any successor agency) as in effect at the time of the Change in Control; or (ii) an event of a nature that results in a Change in Control of the Company or the MHC within the meaning of the regulations of the Office of Thrift Supervision (or any successor agency) as in effect at the time of the Change in Control (or such other bank regulatory agency that has supervision over the Company and the MHC); (iii) the election to the Board of Directors of the Bank of any person who was not nominated for such election by the Board or by a nominating committee of the Board prior to his or her election; or (iv) the merger of the Bank with any other entity, or the acquisition of all or substantially all of the assets of the Bank by another entity (in either case other than pursuant to an involuntary merger or consolidation mandated by any governmental agency then having jurisdiction over the Bank), other than a merger in which a majority of the board of directors of the resulting entity consists of persons who were directors of the Bank immediately prior to the execution of the merger agreement.

(b) If any of the events described in Section 5(a) hereof constituting a Change in Control have occurred, Executive shall be entitled to the benefits provided in paragraphs Sections 5(b), 5(c), and 5(d) upon the subsequent termination of employment at any time during the term of this Agreement (regardless of whether such termination results from (i) his resignation, provided such resignation occurs within one year of a Change of Control, or (ii) his dismissal), unless such termination is because of his death, normal retirement, Termination for Cause or termination for Disability. Upon a Change in Control, Executive shall have the right to elect to terminate for any reason his employment (at any time during the term of this Agreement) with the Bank for a period of one year following a Change of Control.

(c) Upon the occurrence of a Change in Control followed by the Executive’s termination of employment, the Bank shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a cash payment equal to two (2) times the sum of (i) highest rate of Base Salary (Base Salary shall include any salary deferred by Executive under a 401(k) or nonqualified deferred compensation plan) paid to the Executive during the term of this Agreement, and (ii) the highest annual cash bonus paid to Executive with respect to any of the three completed fiscal years prior to the Event of Termination. At the election of the Executive, which election is to be made on an annual basis during the month of January (or within thirty days of the execution of this Agreement as to the first year of the Agreement), and which election is irrevocable for the year in which made and upon the occurrence of a Change in Control, such payment may be made in a lump sum or paid in equal monthly installments during the twenty-four (24) months following the Executive’s termination. In the event that no election is made, payment to Executive will be made in a lump sum.

(d) Upon the occurrence of a Change in Control followed by the Executive’s termination of employment, the Bank will cause to be continued life, medical, dental and disability insurance coverage for a period of twenty-four (24) months, or if applicable as provided in the Oritani Savings Bank nonqualified senior officers medical benefit plan.

(e) Notwithstanding the preceding paragraphs of this Section 5, in the event that:

(i)	the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code or any successor thereto, and

(ii)	if such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to the total amount of payments permissible under Section 280G of the Code or any successor thereto.

then the Termination Benefits to be paid to Executive shall be so reduced so as to be a Non-Triggering Amount.

6.	TERMINATION UPON RETIREMENT, DISABILITY OR DEATH

Termination by the Bank of Executive based on “Retirement” shall mean termination at age 70 (or at an early retirement age in accordance with any retirement arrangement established with Executive’s consent). Upon termination of Executive at Retirement, Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Executive is a party, and no benefits other than as specified in this paragraph shall be due under this Agreement (unless an Event of Termination or a Change in Control occurred prior to Retirement, in which event the provisions of Sections 4 and 5 shall apply). Following Retirement, the Executive and his spouse shall be entitled to continuing health care insurance coverage, in substantially the same form and amount as provided to the Executive and his spouse prior to the Executive’s Retirement, which coverage shall continue until the death of the Executive and his spouse.

Termination by the Bank of Executive’s employment based on “Disability” shall mean termination because of any physical or mental impairment which qualifies Executive for disability benefits under the applicable long-term disability plan maintained by the Bank or, if no such plan applies, which would qualify Executive for disability benefits under the federal social security system. In the event Executive is unable to perform his duties under this Agreement on a full-time basis for a period of six (6) consecutive months by reason of Disability, the Bank may terminate this Agreement, provided that the Bank shall continue to be obligated to pay Executive his Base Salary, including bonuses and any other cash compensation paid to Executive during such period for the remaining term of this Agreement, or one (1) year, whichever is the longer period of time, and provided further that any amounts actually paid to Executive pursuant to any disability insurance or other similar such program which the Bank has provided or may provide on behalf of its employees or pursuant to any workman’s or social security disability program shall reduce the compensation to be paid to Executive pursuant to this paragraph. Upon disability, the Executive and his spouse shall be entitled to continuing health care insurance as provided in the Oritani Savings Bank nonqualified senior officers medical benefit plan.

In the event of Executive’s death during the term of this Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive’s Base Salary at the rate in effect at the time of Executive’s death for the remaining term of this Agreement, and the Bank will continue to provide medical, dental, family and other benefits normally provided for Executive’s family as provided in the Oritani Savings Bank nonqualified senior officers medical benefit plan.

7.	TERMINATION FOR CAUSE

The term “Termination for Cause” shall mean termination upon intentional failure to perform stated duties, personal dishonesty which results in a loss to the Bank or one of its affiliates, a willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order which results in loss to the Bank or one of its affiliates, the commission and conviction of a felony or a crime involving moral turpitude, or any material breach of this Agreement. For purposes of this Section 7, no act or failure to act on the part of Executive shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Bank. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice, in writing, to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail.

8.	NOTICE

(a) Any purported termination by the Bank for Cause shall be communicated by Notice of Termination to the Executive. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. If, within thirty (30) days after any Notice of Termination for Cause is given, the Executive notifies the Bank that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration. Notwithstanding the pendency of any such dispute, the Bank shall continue to pay the Executive his Base Salary, and other compensation and benefits in effect immediately prior to the Notice of Termination. If it is determined that Executive is not entitled to compensation and benefits under Section 4 or 5 of this Agreement, the Executive shall return all cash amounts to the Bank promptly following the date of resolution by arbitration, with interest commencing as of the date of the resolution of the dispute by arbitration (at the prime rate as published in the Wall Street Journal from time to time). Any cash amounts paid to Executive pending the resolution of the dispute by arbitration shall offset any amounts due Executive under Sections 4 or 5.

(b) Any other purported termination by the Bank or by Executive shall be communicated by a Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. “Date of Termination” shall mean the date of the Notice of Termination. If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration as provided in Section 19 of this Agreement. Notwithstanding the pendency of any such dispute, the Bank shall continue to pay the Executive his Base Salary, and other compensation and benefits in effect immediately prior to the Notice of Termination. Any cash amounts paid to Executive pending the resolution of the dispute by arbitration shall offset any amounts due Executive under Sections 4 or 5. In the event of the voluntary termination by the Executive of his employment, which is disputed by the Bank, and if it is determined in arbitration that Executive is not entitled to termination benefits pursuant to this Agreement, the Executive shall return all cash payments made to him pending resolution by arbitration, with interest thereon, commencing as of the date of resolution of the dispute by arbitration, at the prime rate as published in the Wall Street Journal from time to time.

9.	POST-TERMINATION OBLIGATIONS

(a) All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with Section 9(b) during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

(b) Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

10.	NON-COMPETITION

(a) Upon any termination of Executive’s employment hereunder as a result of which the Bank is paying Executive benefits under Section 4, Executive agrees not to compete with the Bank for a period of one (1) year following such termination in any city, town or county in which the Bank has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 10(a) agree that in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employers, employees and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

(b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to the Securities Exchange Commission, the Federal Deposit Insurance Corporation, or other federal or state banking agency with jurisdiction over the Bank or Executive). Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and Executive may disclose any information regarding the Bank which is otherwise publicly available. In the event of a breach or threatened breach by Executive of this Section 10, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

11.	SOURCE OF PAYMENTS

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

12.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13.	NO ATTACHMENT

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

14.	MODIFICATION AND WAIVER

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.	REQUIRED PROVISIONS

(a) The Bank’s Board of Directors may terminate the Executive’s employment at any time and for any reason, but any termination by the Bank’s Board of Directors, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement.

(b) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. §§ 1818(e)(3)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e) (12 U.S.C. §§ 1818(e)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default as defined in Section 3(x) (12 U.S.C. § 1813(x)(1)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations of the Bank under this contract may be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution, by the FDIC if it enters into an agreement to provide assistance to or on behalf of the Bank. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 USC Section 1828(k) and any regulations promulgated thereunder.

16.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17.	HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of New Jersey, but only to the extent not superseded by federal law.

19.	ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within twenty-five (25) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

20.	PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been settled by Executive and the Bank or resolved in Executive’s favor.

21.	INDEMNIFICATION

The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under federal and state law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors of the Bank). If such action, suit or proceeding is brought against Executive in his capacity as an officer or director of the Bank, however, such indemnification shall not extend to matters as to which Executive is finally adjudged to be liable for willful misconduct in the performance of his duties. No indemnification shall be paid that would violate 12 U.S.C. Section 1828(K) or any regulations promulgated thereunder.

22.	SUCCESSOR TO THE BANK

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

SIGNATURES

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officers, and Executive has signed this Agreement, on the day and date first above written.

ATTEST:	ORITANI SAVINGS BANK

By:
Secretary

ATTEST:	EXECUTIVE:

By:
Secretary